Exhibit 99.1

                COVENANT TRANSPORT, INC. ANNOUNCES THIRD QUARTER
                         FINANCIAL AND OPERATING RESULTS

CHATTANOOGA,   TENNESSEE  -  October  23,  2003  -  Covenant   Transport,   Inc.
(Nasdaq/NMS:CVTI) announced today financial and operating results for the third quarter ended September 30, 2003.

For the quarter, total revenue increased 3.7%, to $146.5 million from $141.2 million for the same quarter of 2002. Total revenue included fuel surcharges and other accessorial revenue of $8.2 million for the quarter, compared with $5.9 million for the same quarter of 2002. Excluding fuel surcharge and other accessorial revenue, the increase in freight revenue was 2.2%, or $3.0 million, for the quarter. The Company measures revenue, before fuel surcharge and other accessorial revenue, or "freight revenue," in addition to total revenue, because management believes removing this sometimes volatile source of revenue affords a more consistent basis for comparing results of operations from period to period. Net income increased 12.1%, to $4.1 million from $3.6 million for the same quarter of 2002. Net income per diluted share increased 12.0%, to $0.28 from $0.25 for the same quarter of 2002.

For the nine months ended September 30, 2003, total revenue increased 3.0%, to $430.3 million from $417.8 million for the same period of 2002. Total revenue included fuel surcharges and other accessorial revenue of $26.6 million for the nine months ended September 30, 2003, compared with $14.6 million for the nine months ended September 30, 2002. Excluding fuel surcharge and other accessorial revenue, the increase in freight revenue was 0.1%, or $0.6 million, for the nine months. Net income increased 63.5%, to $8.1 million from $4.9 million for the same period of 2002. During the first quarter of 2002, the Company recognized pre-tax charges of $3.3 million to reflect an impairment in tractor values and $1.4 million to reflect the early extinguishment of debt.

Chairman, President, and Chief Executive Officer David R. Parker stated, "Strong freight demand that continued to build throughout the quarter helped us raise revenue per tractor by 3.8% compared with the same quarter of 2002. We believe that the shipping market continues to be impacted by a more favorable relationship between demand and truck capacity, which contributed to an increase of our average revenue per loaded mile by just over two cents for the quarter while improving miles per tractor as well. As a result, we were able to grow freight revenue by 2.2% while operating approximately 1.5% fewer weighted average tractors. On the expense side, our after-tax cost per mile increased $.008 per mile. As previously announced, the higher costs of new tractors and trailers, which resulted from updating our fleet, increased our ownership/lease costs by $.015 per mile. Savings in other areas partially offset this increase. Ownership/lease costs include both leased and owned equipment and are reflected in the combined cost of equipment rentals, depreciation, and interest. Our results for the quarter included approximately $723,000 in workers' compensation expense relating to a natural gas explosion at our Indiana terminal and an approximately $250,000 non-cash benefit from interest rate changes under SFAS No. 133.

Our balance sheet remains strong. At September 30, 2003, our total debt was approximately $44.7 million and stockholders' equity was $186.8 million for a total debt-to-capitalization ratio of 19.3%. Since the beginning of the year, we have reduced our balance sheet debt by approximately $39.0 million while improving the average age of our tractors and trailers. The present value of our operating leases increased $18.0 million during that time due to the number of leased tractors and trailers and two sale-leaseback transactions. As previously discussed, we expect to significantly reduce the average age of our revenue equipment during 2003. During the year, we expect to purchase or lease approximately 1600 tractors and 2900 trailers and trade or sell approximately 1400 tractors and 1800 trailers. By year end, we expect the average age of our tractors to be approximately 18 months and our trailers to be approximately 42 months."

The Company will be hosting a conference call on Friday, October 24, 2003, at 11:00 a.m. EST. The public will be able to listen and participate in the call telephonically by dialing 1-800-603-1780 access code 3141331. For more information on how to access the conference call and for statistical and financial information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transport, Inc. is a public truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America and is committed to growing revenue and earnings per share both internally and through acquisitions. The Company's common stock is traded on the Nasdaq National Market under symbol, "CVTI."

This press release contains forward-looking statements that involve risk, assumptions, and uncertainties that are difficult to predict. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," "believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, parts, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitments, interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment; the resale value of our used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; high insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of medium length of haul movements; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.


For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer          (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry                                                        (423) 825-3357
perkim@covenanttransport.com

                            Covenant Transport, Inc.
                     Key Financial and Operating Statistics

                                                  Three Months Ended Sept. 30            Nine Months Ended Sept. 30
                                              ----------------------------------    -----------------------------------
($000s)                                           2003        2002     % Change         2003        2002      % Change
                                                  ----        ----     --------         ----        ----      --------
Freight revenue                                 $138,245    $135,275       2.2%       $403,708    $403,135       0.1%
Fuel surcharge and other accessorial revenue       8,238       5,948                    26,592      14,619
                                              ----------------------                 ---------------------
      Total revenue                             $146,483    $141,223       3.7%       $430,300    $417,754       3.0%
Operating expenses
      Salaries, wages and related expenses        55,863      55,315                   165,335     169,647
      Fuel expense                                26,370      24,077                    81,660      70,223
      Operations and maintenance                  10,161      10,697                    30,446      29,824
      Revenue equipment rentals and
         purchased transportation                 18,634      14,711                    50,014      44,368
      Operating taxes and licenses                 3,343       3,165                    10,519      10,357
      Insurance and claims                         8,240       7,840                    25,836      22,844
      Communications and utilities                 1,868       1,567                     5,307       5,103
      General supplies and expenses                3,527       3,579                    10,526      10,727
      Depreciation and amortization(1)             9,991      11,492                    31,208      37,466
                                              ----------------------                 ---------------------
Total operating expenses                         137,997     132,443                   410,851     400,559
                                              ----------------------                 ---------------------
Operating income                                   8,486       8,780      -3.3%         19,449      17,195      13.1%
Other (income) expenses:
      Interest expense                               538         868                     1,786       2,802
      Interest income                               (43)        (18)                     (106)        (52)
      Other                                        (251)         738                     (206)         949
      Early extinguishment of debt(2)                  -           -                         -       1,434
                                              ----------------------                 ---------------------
Other (income) expenses, net                         244       1,588                     1,474       5,133
                                              ----------------------                 ---------------------
Income before income taxes                         8,242       7,192      14.6%         17,975      12,062      49.0%
Income tax expense                                 4,192       3,581                     9,923       7,138
                                              ----------------------                 ---------------------
Net income                                        $4,050      $3,611      12.1%         $8,052      $4,924      63.5%
                                              ======================                 =====================

(1)  Includes a $3.3 million pre-tax impairment charge which was incurred in the first quarter of 2002.

(2)  Reflects the reclassification of early extinguishment of debt due to the adoption of SFAS 145.

Basic earnings per share                           $0.28        $0.25       12.0%        $0.56       $0.35      60.0%
Diluted earnings per share                         $0.28        $0.25       12.0%        $0.55       $0.34      61.8%
Weighted avg. common shares outstanding           14,461       14,317                   14,413      14,171
Weighted avg. common shares outstanding           14,692       14,704                   14,652      14,465
      adjusted for assumed conversions

Operating statistics exclude fuel and accessorial surcharges.

Net margin as a percentage of freight revenue       2.9%         2.7%                     2.0%        1.2%
Average revenue per loaded mile                   $1.241       $1.218        1.9%       $1.236      $1.208       2.3%
Average revenue per total mile                    $1.146       $1.134        1.1%       $1.138      $1.123       1.3%
Average revenue per tractor per week              $2,927       $2,819        3.8%       $2,818      $2,796       0.8%
Average miles per tractor per period              33,568       32,664        2.8%       96,444      97,106      -0.7%
Weighted avg. tractors for period                  3,584        3,639       -1.5%        3,665       3,679      -0.4%
Tractors at end of period                          3,586        3,629       -1.2%        3,586       3,629      -1.2%
Trailers at end of period                          8,294        7,557        9.8%        8,294       7,557       9.8%

                                               Sept 2003     Dec 2002
                                               ----------    ---------
Total assets                                    $339,590     $361,541
Total equity                                     186,805      175,588
Total debt, including current maturities          44,653       83,530
Debt to Capitalization Ratio                       19.3%        32.2%